Exhibit 10.2

CONSENT AND SUPPORT AGREEMENT

This Consent and Support Agreement (“Agreement”), dated as of August 22, 2019, is entered into by and among (i) VMware, Inc., a Delaware corporation (“VMware”), (ii) Dell Technologies, Inc., a Delaware corporation (“Dell”), and EMC Equity Assets LLC, a Delaware limited liability company (“EMC LLC”), and (iii) solely with respect to sections 5 and 6, EMC Corporation, a Massachusetts corporation (“EMC Corp”) and VMW Holdco LLC, a Delaware limited liability company (“VMW Holdings”).

RECITALS

WHEREAS, simultaneously with the execution of this Agreement, VMware is entering into an Agreement and Plan of Merger (the “Merger Agreement”) between VMware, Raven Transaction Sub, Inc., a Delaware corporation and wholly owned subsidiary of VMware (“Merger Sub”), and Pivotal Software, Inc., a Delaware corporation (“Pivotal”), pursuant to which Merger Sub will merge with and into Pivotal, with Pivotal surviving the merger, on the terms and subject to the conditions set forth therein (the “Merger”);

WHEREAS, pursuant to the Merger and subject to the terms and conditions set forth in the Merger Agreement, (i) each share of Class A Common Stock, par value $0.01 per share, of Pivotal issued and outstanding immediately prior to the Effective Time will be converted automatically into and will thereafter represent the right to receive $15.00 in cash, without interest, and subject to deduction for any required withholding tax (the “Class A Merger Consideration”) and (ii) each share of Class B Common Stock, par value $0.01 per share, of Pivotal (such shares, collectively, the “Class B Pivotal Shares”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Class B Shares) will be converted into and entitled to receive 0.0550 of a share of Class B Common Stock, par value $0.01 per share (“Class B VMware Common Stock”) of VMware (the “Class B Merger Consideration”);

WHEREAS, Article VI of the VMware, Inc. Amended and Restated Certificate of Incorporation (the “VMware Charter”) and section 2.10 of the Amended and Restated Master Transaction Agreement (the “MTA”) among EMC Corp, Dell and VMware, each requires the prior affirmative vote of the holders of Class B VMware Common Stock, voting separately as a class to authorize VMware to, among other things, enter into certain transactions involving consideration paid by VMware in excess of $100,000,000; and

WHEREAS, the VMware Board of Directors (the “VMware Board”), acting upon the unanimous recommendation of the VMware Special Committee, and the Board of Directors of Merger Sub have each unanimously approved Merger Agreement and declared it advisable for VMware and Merger Sub, respectively, to enter into Merger Agreement and to perform the obligations thereunder.

AGREEMENT

NOW, THEREFORE, VMware, Dell and EMC LLC agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms have the following respective meanings:

(a) “Adverse Amendment” means an amendment or modification to the Merger Agreement, or a waiver of a provision therein, in a manner that (i) imposes any additional conditions on the consummation of the Merger, (ii) alters or changes the amount or form of Class A Merger Consideration or Class B Merger Consideration, (iii) materially and adversely affects the tax consequences of the Merger to Dell and its affiliates, including, without limitation, by reducing Dell’s total voting power and value of VMware’s Class A common stock and Class B common stock below 80% as calculated for U.S. federal income tax purposes, (iv) from and after the adoption of the Merger Agreement by the stockholders of Pivotal, requires any further approval of the stockholders of Pivotal or (v) materially increases the obligations or liabilities of Dell (or any of its affiliates (other than Pivotal)) under this Agreement, in the case of each of the foregoing clauses (i) through (v), unless Dell provides written consent in advance of each such amendment, modification or waiver.

(b) “Expiration Date” means the earlier to occur of (i) the Effective Time of the Merger and (ii) the valid termination of the Merger Agreement in accordance with article VII of the Merger Agreement, except that, with respect to sections 2, 3, 4, 5, 9 and 12, the “Expiration Date” means the earliest to occur of (1) the Effective Time of the Merger, (2) the valid termination of the Merger Agreement in accordance with article VII of the Merger Agreement, (3) an Adverse Amendment and (4) an Adverse Recommendation Change.

(c) A Person will be deemed to have effected a “Transfer” of a Class B Pivotal Share if such Person directly or indirectly (i) sells, pledges, assigns, gifts, grants an option with respect to, transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of a Class B Pivotal Share or any interest in such security, (ii) creates or permits to exist any Liens securing any indebtedness for borrowed money (except any Liens that are not material to Dell’s and EMC LLC’s performance of their respective obligations under this Agreement), other than Liens existing as of the date hereof, Liens arising under or imposed by applicable Law or pursuant to this Agreement or the Merger Agreement (or the transactions contemplated thereby) (the “Permitted Liens”), (iii) deposits any Class B Pivotal Shares into a voting trust or enters into a voting agreement or arrangement or grants any proxy, power of attorney or other authorization with respect thereto that is inconsistent with this Agreement, (iv) converts into or exchanges any Class B Pivotal Share for a Class A Pivotal Share or (v) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv).

2. Transfer Restrictions. From the date hereof until the Expiration Date, Dell and EMC LLC shall not Transfer or enter into any agreement to Transfer (or cause or permit the Transfer of) any Class B Pivotal Shares, except (x) with each of VMware’s and Pivotal’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), (y) Transfers to or among entities under their control or management or (z) in connection with any enforcement of remedies under any credit facility of Dell or any of its Subsidiaries.

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3. Agreement to Vote.

(a) Between the date hereof and the Expiration Date, at every meeting of the stockholders of Pivotal, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Pivotal, Dell and EMC LLC agree to, unconditionally and irrevocably, to the extent not voted by the Person(s) appointed under the Proxy Statement, or to cause the holder of record on any applicable record date to, vote all Class B Pivotal Shares that are then-owned of record by EMC LLC and entitled to vote or act by written consent:

(i) in favor of the approval of the Merger Agreement, the Merger and each of the actions contemplated by the Merger Agreement in respect of which approval of the Pivotal stockholders is required thereunder;

(ii) in favor of the approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement and the Merger on the date on which such meeting is held; and

(iii) against approval of any proposal, transaction, agreement or action, without regard to the terms of such proposal, transaction, agreement or action, made in opposition to, in competition with or inconsistent with, the Merger Agreement, the Merger or any other transactions contemplated thereby, other than in connection with a Superior Proposal or upon an Adverse Recommendation Change.

(b) Dell, or EMC LLC at the direction of Dell, shall cast any vote required to be cast pursuant to this section 3 in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

(c) Each of Dell and EMC LLC hereby revokes any and all previous proxies granted with respect to Class B Pivotal Shares.

(d) Nothing in this Agreement, including this section 3, limits or restrict any affiliate or designee of Dell or EMC LLC who serves as a member of the Pivotal Board in acting in his or her capacity as a director of Pivotal and exercising his or her fiduciary duties and responsibilities, it being understood that this Agreement applies to Dell and EMC LLC solely in their capacity as a stockholder of Pivotal and does not apply to any such affiliate or designee’s actions, judgments or decisions as a director of Pivotal. Nothing in this Agreement requires either Dell or EMC LLC to vote in favor of, or against, any action that is not expressly contemplated by the foregoing clauses (a), (b) and (c).

4. No Inconsistent Agreements. Dell hereby represents, covenants and agrees that, except as contemplated by this Agreement or as otherwise publicly filed with the SEC prior to the date hereof, Dell (a) has not entered into, and has caused EMC LLC not to enter into, and shall not enter into, and shall cause EMC LLC not to enter into, at any time prior to the Expiration Date, any voting agreement or voting trust with respect to any Class B Pivotal Shares and (b) has not granted, and has caused EMC LLC not to grant, and shall not grant, and shall cause EMC LLC not to grant, at any time prior to the Expiration Date, a proxy or power of attorney with respect to any Class B Pivotal Shares, in either case, that is inconsistent with Dell’s obligations pursuant to this Agreement.

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5. VMware Charter Approval(a) . By this Consent and Support Agreement, EMC Corp and VMW Holdings, acting in their capacity as the holders of all of the outstanding shares of Class B VMware Common Stock, acting in accordance with section 228 of the Delaware General Corporation Law and section 2.11 of the bylaws of VMware, hereby irrevocably consents to, and approves, the entry into the Merger Agreement and the consummation of the transactions contemplated thereby for all purposes required pursuant VMware’s Amended and Restated Certificate of Incorporation (the “VMware Charter Approval”). The parties hereby agree that this consent constitutes the prior affirmative vote and consent required pursuant to the VMware Charter and the MTA and any other document, law or regulation under which consent of the holders of Class B VMware Common Stock may be required.

6. VMware Stockholder Approval. Dell acknowledges and agrees that the issuance of Class B VMware Common Stock in the Merger as Class B Merger Consideration is subject to approval by stockholders of VMware pursuant to section 312.03 of the New York Stock Exchange’s Listed Company Manual, which requires that VMware obtain stockholder approval before issuing to a substantial securityholder shares of common stock if the number of shares of common stock to be issued exceeds one percent of the number of shares of common stock outstanding before the issuance. No later than 24 hours following the execution and delivery of this Agreement, EMC Corp and VMW Holdings shall execute and deliver, and cause to be executed and delivered, the stockholder approval in the form attached hereto as exhibit A, such stockholder approval constituting the requisite approval required by the immediately preceding sentence (the “VMware Stockholder Approval”).

7. VMware Information Statement.

(a) As soon as reasonably practicable following the execution of this Agreement, VMware will prepare and file with the SEC a preliminary information statement on Schedule 14C relating to the VMware Stockholder Approval (together with any amendments thereof or supplements thereto, the “Information Statement”), and VMware shall, or shall cause its affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the VMware Stockholder Approval, and Dell, on the one hand, and VMware, on the other hand, shall cooperate with each other in connection with the preparation of the Information Statement and any such other filings. All documents that VMware is responsible for filing with the SEC in connection with the VMware Stockholder Approval will comply in all material respects with the applicable requirements of the Exchange Act. Subject to applicable Law, prior to filing or mailing the Information Statement or filing any other required filings (or, in each case, any amendment thereof or supplement thereto) or responding to any comments of the SEC with respect thereto, VMware shall give Dell and its counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Dell and its counsel.

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(b) Each of VMware and Dell shall as promptly as reasonably practicable notify the other of the receipt of any comments of the SEC with respect to the Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as promptly as reasonably practicable provide to the other copies of all written correspondence with the SEC with respect to the Information Statement or the transactions contemplated hereby. VMware shall use its reasonable best efforts to (i) promptly provide responses to the SEC with respect to all comments received on the Information Statement from the SEC and to make any amendments or filings as may be necessary in connection therewith and (ii) have the Information Statement cleared by the SEC staff as soon as reasonably practical after such filing. VMware shall cause the definitive Information Statement to be mailed to the stockholders of VMware sufficiently in advance of the Effective Time such that the Information Statement and the actions contemplated thereby are effective prior to the Effective Time.

(c) If, at any time prior to the mailing of the Information Statement, any information relating to Dell, VMware or any of their respective affiliates should be discovered by the Dell or VMware which, in the reasonable judgment of the applicable party, should be set forth in an amendment of, or a supplement to, the Information Statement so that the Information Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party, and Dell and VMware shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Information Statement and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the stockholders of VMware.

(d) Without limiting any of the obligations under any other paragraph of this section 7, VMware shall do or cause to be done all things necessary, proper or advisable under applicable laws and regulations, including section 14(c) of the Exchange Act and section 228 of the DGCL, the governing and organizational documents of VMware, including VMware’s Amended and Restated Certificate of Incorporation, and the listing rules of NYSE, to make effective the VMware Stockholder Approval prior to the Effective Time.

8. Pivotal Proxy Statement; Schedule 13e-3. As promptly as practicable after the date of this Agreement, VMware shall, jointly with Dell, prepare and file the Schedule 13E-3 contemplated by section 5.3 of the Merger Agreement. VMware shall consult with, and use commercially reasonable efforts to include, Dell in all communications (whether written or oral) among VMware, on the one hand, and Pivotal and/or the SEC, on the other hand. VMware shall not waive or otherwise modify its rights and obligations under section 5.3 of the Merger Agreement without the prior written consent of Dell (not to be unreasonably withheld, conditioned or delayed). If at any time prior to obtaining the Pivotal Stockholder Approvals, any information relating to Dell, this Agreement, the Merger, Pivotal, VMware, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by Dell and/or VMware that should be set forth in an amendment or supplement to the Proxy Statement and Schedule 13E-3 so that each such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the applicable party shall promptly notify the other, and VMware shall, pursuant to section 5.3 of the Merger Agreement, provide such information to Pivotal. Notwithstanding the foregoing, prior to the filing or mailing the Schedule

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13E-3 and Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, VMware shall give Dell and its counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Dell and its counsel and shall provide any such reasonable additions, deletions or changes to Pivotal pursuant to section 5.3 of the Merger Agreement.

9. Tax Covenants.

(a) Tax Sharing Agreement. After the date of this Agreement and before the Closing, Dell and VMware shall cause the Amended and Restated Tax Sharing Agreement among Dell, VMware and the other parties thereto to be amended to be substantially in the form of the agreement attached hereto as exhibit B.

(b) Reconsolidation of Pivotal. After the date of this Agreement, Dell and VMware shall (i) cooperate in good faith with, and (ii) provide any reasonable information or assistance to, each other in order for VMware and Dell to determine whether Pivotal may join the consolidated income tax group of which Dell is the common parent and to take actions necessary to obtain a private letter ruling from the Internal Revenue Service permitting Pivotal to become a member of such consolidated group.

(c) Deconsolidation of VMware. From and after the date of this Agreement, Dell and VMware agree not to take and to cause Pivotal not to take any of the following actions or transactions without the prior written consent of Dell: (i) the liquidation or deemed liquidation of Pivotal for U.S. federal income tax purposes, (ii) the transfer by Pivotal or its subsidiaries of any material amount of assets outside the ordinary course of business, (iii) the merger of Pivotal or any subsidiary of Pivotal into any other entity, or (iv) the sale, transfer or other disposition of equity interests in Pivotal; provided, that Dell may not withhold consent to such action or transaction unless Dell determines, in its sole discretion that such action or transaction could cause VMware to cease to be a member of the consolidated income tax group of which Dell is the common parent.

10. Representations and Warranties of Dell and EMC LLC . Each of Dell and EMC LLC hereby represents and warrants to VMware as follows:

(a) Power: Organization: Binding Agreement. Each of Dell and EMC LLC has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of Dell and EMC LLC is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. This Agreement has been duly executed and delivered by Dell and EMC LLC, and, assuming this Agreement constitutes a valid and binding obligation of VMware, constitutes a valid and binding obligation of each of Dell and EMC LLC, enforceable against Dell and EMC LLC in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.

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(b) No Conflicts. None of the execution and delivery by Dell or EMC LLC of this Agreement, the performance of Dell or EMC LLC of its obligations hereunder or the consummation by Dell or EMC LLC of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which Dell or EMC LLC (as applicable) is a party or by which Dell or EMC LLC (as applicable) may be bound, including any voting agreement or voting trust, (ii) violate any applicable Law or (iii) violate its organizational documents.

(c) Ownership of Shares. Dell beneficially owns 175,514,272 Class B Pivotal Shares, 44,208162 of which are held of record by VMware and 131,306,110 of which are held of record by EMC LLC. All such securities are free and clear of any Liens (other than Permitted Liens) and no person (other than Dell or one of its controlled affiliates) has a right to acquire any of such securities. Dell further acknowledges and agrees that any Class B Pivotal Shares held directly by VMware shall not be entitled to receive the Class B Merger Consideration and will be included in the Excluded Class B Shares. As of the date hereof, other than aforementioned Class B Pivotal Shares, Dell does not own beneficially or of record any (i) shares of capital stock or voting securities of Pivotal, (ii) securities of Pivotal convertible into or exchangeable for shares of capital stock or voting securities of Pivotal or (iii) options or other rights to acquire from Pivotal any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Pivotal.

(d) Voting Power. Dell and EMC LLC have the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein, and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case with respect to all of the securities subject to this Agreement, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and those arising under the terms of this Agreement.

(e) Reliance by VMware. Dell and EMC LLC understand and acknowledge that VMware is entering into the Merger Agreement in reliance upon their execution and delivery of this Agreement.

(f) Consents and Approvals. The execution and delivery of this Agreement by Dell and EMC LLC does not, and the performance by each of Dell and EMC LLC of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not, require Dell and EMC LLC to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except in each case for filings with the SEC or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by Dell and EMC LLC of any of their obligations hereunder.

11. Representations and Warranties of VMware. VMware hereby represents and warrants to each of Dell and EMC LLC as follows:

(a) Power: Organization: Binding Agreement. VMware has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. VMware is duly organized, validly existing

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and in good standing under the laws of its jurisdiction of formation. This Agreement has been duly executed and delivered by VMware, and, assuming this Agreement constitutes a valid and binding obligation of each of Dell and EMC LLC, constitutes a valid and binding obligation of VMware, enforceable against VMware in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.

(b) No Conflicts. None of the execution and delivery by VMware of this Agreement, the performance of VMware of its obligations hereunder or the consummation by VMware of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which VMware is a party or by which VMware may be bound, including any voting agreement or voting trust, (ii) violate any applicable Law or (iii) violate its organizational documents.

(c) Consents and Approvals. Except with respect to the VMware Stockholder Approval and the other consents and approvals contemplated by sections 5 and 6, the execution and delivery of this Agreement by VMware does not, and the performance by each of VMware of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not, require VMware to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except in each case for filings with the SEC or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings and notifications, would not, either individually or in the aggregate, prevent or delay the performance by VMware of any of its obligations hereunder.

12. Certain Restrictions.

(a) Dell, EMC LLC and VMware shall not, directly or indirectly, take any action that would make any of their representations or warranties contained herein untrue or incorrect in any respect.

(b) Subject to the last sentence of section 5, while this Agreement is in effect, Dell and EMC LLC shall not revoke or rescind, or purport to revoke or rescind the VMware Charter Approval or take any action inconsistent with the provisions of section 3 of this Agreement.

13. Disclosure. VMware and Dell (either directly or through its advisors) shall keep each other reasonably informed of any public communications program relating to this Agreement, the Merger Agreement and the transactions contemplated hereby or thereby. Without limiting the foregoing, each of Dell and VMware shall (a) consult with each other and their respective advisors before issuing or causing to be issued any press release or other material public statements with respect to this Agreement, the Merger Agreement and the other transactions contemplated hereby or thereby, including the press release and the material written communications issued by VMware announcing the execution of the Merger Agreement, (b) give each other or their respective advisors the opportunity to review and comment upon any press release or other material public statements with respect to this Agreement, the Merger Agreement and the other transactions contemplated hereby or thereby, and (c) incorporate into

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such press releases and other material public statements any changes reasonably requested by each other and only issue such press releases and other material public statements in substantially the form reviewed and approved by each other or their respective advisors (such approval not be unreasonably withheld, conditioned or delayed), in each case, except for press releases or other material public statements which are substantially consistent with press releases or other public statements previously reviewed or approved by the Dell and VMware or their respective advisors.

14. No Ownership Interest. Except as otherwise provided in this Agreement, nothing contained in this Agreement will be deemed to vest in VMware any direct or indirect ownership or incidence of ownership of or with respect to any securities subject to the terms of this Agreement. All rights, ownership and economic benefits relating to such securities will remain vested in and belong to Dell and EMC LLC.

15. Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Dell or VMware, VMware, Dell and EMC LLC shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill their obligations under this Agreement, including cooperation with any SEC filings.

16. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, Dell and EMC LLC hereby authorize VMware or its counsel to instruct Pivotal to instruct its transfer agent to put in place a stop transfer order with respect to all of the securities of Pivotal held of record by EMC LLC (and that this Agreement places limits on the voting and transfer of).

17. Termination. This Agreement and all rights and obligations of the parties hereunder and thereunder, will terminate and have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this section 17 or elsewhere in this Agreement relieves either party hereto from liability, or otherwise limit the liability of either party hereto, for any intentional breach of this Agreement prior to such termination.

18. Miscellaneous.

(a) Severability. If any term or provision of this agreement or the application of any such term or provision to any Person or circumstance is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any situation in any jurisdiction, all other conditions and provisions of this agreement will nevertheless remain in full force and effect. If the final judgment of such court declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to, as applicable, (a) reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or (b) replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid, illegal or unenforceable term or provision.

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(b) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other parties. This Agreement will be binding upon and will inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. No assignment by any party hereto will relieve such party of any of its obligations hereunder. Any purported assignment of this Agreement without the consent required by this section 18(b) is null and void.

(c) Amendments; Waiver. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Dell, EMC LLC and VMware. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provisions hereof (whether or not similar) nor will such waiver constitute a continuing waiver. No waiver of any of the provisions of this Agreement shall be effective unless it is in writing signed by the party making such waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Specific Performance. The parties hereto acknowledge that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that each party will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, except that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(e) Notices. All notices and other communications hereunder must be in writing addressed as follows (or at such other address for a party as is specified by like notice):

if to VMware, to:

3401 Hillview Ave.

Palo Alto, CA 94304

Attention: Amy Olli

E-mail: [REDACTED]

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with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Barbara L. Becker and Saee M. Muzumdar

E-mail: [REDACTED]

and

Wilson Sonsini Goodrich & Rosati Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Martin W. Korman

E-mail: [REDACTED]

if to Dell or EMC LLC, to:

One Dell Way

Round Rock, Texas 78682

Attention: Richard Rothberg

E-mail: [REDACTED]

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, NY 10017

Attention: William R. Dougherty

E-mail: [REDACTED]

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention: Atif I. Azher; Naveed Anwar

E-mail: [REDACTED]

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All notices, deliveries and other communications pursuant to this agreement must be in writing and will be deemed given if sent via email or delivered by globally recognized express delivery service (with a required e-mail copy, receipt of which need not be acknowledged) to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (1) in the case of e-mail, on the date that the recipient acknowledges having received the email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this section, and (2) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

(f) No Third Party Beneficiaries. The parties hereto agree that their respective representations, warranties and covenants (if any) set forth in this Agreement are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and does not, confer upon any other Person any rights or remedies hereunder. Notwithstanding the foregoing, Pivotal shall be an express third party beneficiary of this Agreement solely for the purpose of causing VMware to enforce, through an action for specific performance pursuant to section 18(d), the provisions of sections 2, 3, 4 and 16.

(g) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby is governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(h) Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party against any other party must be brought and determined in the Court of Chancery of the State of Delaware, except that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein will constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior

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to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(i) Rules of Construction. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j) Entire Agreement. This Agreement, the Merger Agreement and the documents and instruments and other agreements contemplated by or referred to in the Merger Agreement contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(k) Interpretation. The headings contained in this Agreement are for convenience of reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. References to days mean calendar days unless otherwise specified.

(l) Expenses. All fees and expenses incurred in connection with this Agreement will be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

(m) Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(n) Electronic Signature. Delivery of an executed counterpart of a signature page to this agreement may be made by electronic or digital delivery such as in Adobe Portable Document Format or using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign).

(o) Transaction Litigation. VMware shall (1) notify Dell in writing promptly after learning of any Legal Proceeding or stockholder demand by any Person initiated against VMware, Pivotal or any of their respective Subsidiaries, or known by VMware or Pivotal to be threatened against VMware or Pivotal, any of their respective Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such, in each case relating to this Agreement, the Merger Agreement, the Merger or any of the other transactions

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contemplated hereby or thereby (a “Section 5.7 Transaction Litigation Claim”), (2) notify Dell of ongoing material developments in any Section 5.7 Transaction Litigation Claim and (3) consult in good faith with Dell regarding the conduct of the defense of any Section 5.7 Transaction Litigation Claim. To the extent that any such transaction litigation names as defendants Dell, its directors or officers or their affiliates, Dell shall have the right to jointly with VMware control and participate in the defense or settlement of any Transaction Litigation and all material filings or responses to be made by VMware or Pivotal in connection with such litigation, and VMware shall not, and shall, pursuant to section 5.7 of the Merger Agreement, cause Pivotal not to, enter into any settlement agreement in respect of any stockholder litigation against Dell or any of its respective directors or officers relating to this Agreement, the Merger Agreement, the Merger or any of the other transactions contemplated hereby or thereby without Dell’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(p) Section 16 Matters. Prior to the Effective Time, the VMware Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by Merger Agreement and this Agreement, including any acquisition of securities of VMware resulting from the transactions contemplated by this Agreement and the Merger Agreement by each person who is or may be subject to the reporting requirements of section 16 of the Exchange Act as a director or officer with respect to VMware, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Pursuant to resolutions previously provided to Dell, the VMware Board, for the express purpose of exempting the transactions contemplated by the Merger Agreement and this Agreement from Rule 16b-3 promulgated under the Exchange Act, has approved any acquisition of securities of VMware resulting from the transactions contemplated by this Agreement and the Merger Agreement by each person who is or may be subject to the reporting requirements of section 16 of the Exchange Act as a director or officer with respect to VMware.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

VMWARE, INC.

By:	/s/ Craig Norris
Name: Craig Norris
Title: Vice President and Asst. Secretary

[Signature Page to Support Agreement]

DELL TECHNOLOGIES, INC.

By:	/s/ Robert L. Potts
Name: Robert L. Potts
Title: Senior Vice President and Assistant Secretary

EMC EQUITY ASSETS LLC

By:	/s/ Robert L. Potts
Name: Robert L. Potts
Title: Senior Vice President and Assistant Secretary

solely with respect to sections 5 and 6, EMC CORPORATION

By:	/s/ Robert L. Potts
Name: Robert L. Potts
Title: Senior Vice President and Assistant Secretary

solely with respect to sections 5 and 6, VMW HOLDCO LLC

By:	/s/ Robert L. Potts
Name: Robert L. Potts
Title: Senior Vice President and Assistant Secretary

[Signature Page to Support Agreement]

Exhibit A

Form of VMware Stockholder Written Consent

ACTION BY WRITTEN CONSENT OF

THE STOCKHOLDERS

OF

VMWARE, INC.

August 22, 2019

In accordance with Section 228 of the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation and the Bylaws of VMware, Inc., a Delaware corporation (the “Company”), the undersigned stockholders of the Company hereby consent to and approve the following resolutions by written consent.

Approval of Company Stock Issuance

WHEREAS: There was presented to and discussed by the board of directors (the “Board”) of VMware, Inc., a Delaware corporation (the “Company”), a potential acquisition of Pivotal Software, Inc., a Delaware corporation (“Raven”), pursuant to the merger (the “Merger”) of Raven Transaction Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), with and into Raven, with Raven surviving the Merger and becoming a wholly-owned subsidiary of the Company, upon the terms and conditions set forth in the Agreement and Plan of Merger, in substantially the form presented to the Board and attached hereto as Exhibit A, to be entered into by and among the Company, Merger Sub and Raven (the “Merger Agreement”);

WHEREAS: Dell Technologies Inc., a Delaware corporation (“Diamond”), through its wholly-owned subsidiary, EMC Corporation, a Massachusetts corporation (“Emerald Parent”) and EMC Equity Assets LLC, a Delaware limited liability Company (“Emerald”), is presently the majority stockholder of the Company and Raven;

WHEREAS: Pursuant to the Merger Agreement, each share of Class B Common Stock, par value $0.01 per share, of Raven (the “Raven Class B common stock”) beneficially owned by Diamond (other than Raven Class B common stock beneficially owned by the Company) shall be converted into the right to receive .0550 of a share of Class B Common Stock, par value $0.01 per share, of the Company (such issuance, the “Company Stock Issuance”);

WHEREAS: The Company Stock Issuance is subject to approval by stockholders of the Company pursuant to Section 312.03 of the New York Stock Exchange’s (the “NYSE”) Listed Company Manual which requires that the Company obtain stockholder approval before issuing to a substantial securityholder shares of common stock if the number of shares of common stock to be issued exceeds one percent of the number of shares of common stock outstanding before the issuance (the “Company Stockholder Approval”); and

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WHEREAS: On August 21, 2019, the Board recommended that the stockholders of the Company approve the Company Stock Issuance for the purposes of providing the Company Stockholder Approval.

NOW, THEREFORE, BE IT

RESOLVED: That the undersigned stockholders hereby approve the Company Stock Issuance and provide the Company Stockholder Approval.

RESOLVED: That all actions previously taken by the Company that are approved by the resolutions set forth in this Action by Written Consent are hereby ratified, confirmed, approved and adopted.

RESOLVED: That the Company is hereby authorized to do or cause to be done any and all such further acts and to do all things necessary or desirable, in its sole discretion, to otherwise carry out the purposes and intent of the resolutions in this Action by Written Consent.

[Signature Page Follows]

2

IN WITNESS WHEREOF, by executing this Action by Written Consent, each undersigned stockholder of the Company is giving written consent with respect to all shares of Company capital stock held by the undersigned in favor of the above resolutions, effective upon the date first written above. This Action by Written Consent may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action. Any copy, facsimile, electronic transmission in portable document format (PDF) or other reliable reproduction of this Action by Written Consent may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used.

STOCKHOLDER:

EMC CORPORATION

Name
Title:

VMW HOLDCO LLC

Name:
Title

[Signature Page to Action by Written Consent of the Stockholders of VMware, Inc.]

EXHIBIT A

Merger Agreement

Exhibit B

Form of Tax Sharing Agreement Amendment

SECOND AMENDED AND RESTATED

TAX SHARING AGREEMENT

by and among

DELL TECHNOLOGIES INC.

AND ITS AFFILIATES,

EMC CORPORATION

AND ITS AFFILIATES

and

VMWARE, INC.

AND ITS AFFILIATES,

Dated

[________], 2019

SECOND AMENDED AND RESTATED TAX SHARING AGREEMENT

THIS SECOND AMENDED AND RESTATED TAX SHARING AGREEMENT (this “Agreement”) dated as of [•], 2019 (the “Amendment Date”)1 is entered into by and among Dell Technologies Inc. (f/k/a Denali Holding Inc.), a Delaware corporation (“Dell Technologies”), each Dell Technologies Affiliate (as defined below), EMC Corporation, a Massachusetts corporation (“EMC”), each EMC Affiliate (as defined below), VMware, Inc., a Delaware corporation and an indirect subsidiary of EMC (“VMware”), and each VMware Affiliate (as defined below).

RECITALS

WHEREAS, Dell Technologies and EMC were parties to the Agreement and Plan of Merger dated as of October 12, 2015, as amended by the First Amendment to Agreement and Plan of Merger, dated as of May 16, 2016, by and among Dell Technologies, Dell Inc., a Delaware corporation, Universal Acquisition Co., a Delaware corporation and wholly owned subsidiary of Dell Technologies, and EMC (collectively, the “Merger Agreement”);

WHEREAS, at the Effective Time of the Merger (as defined in the Merger Agreement), EMC and its direct and indirect domestic subsidiaries, including VMware and each VMware Affiliate, became members of an Affiliated Group of which Dell Technologies is the common parent corporation;

WHEREAS, EMC and VMware are parties to that certain Tax Sharing Agreement dated August 13, 2007, as amended on January 1, 2011 (the “Prior TSA”);

WHEREAS, the parties amended and restated the Prior TSA on September 6, 2016 (as amended, the “First Amended and Restated TSA”); and

WHEREAS, the parties have determined that it is appropriate to amend and restate the First Amended and Restated TSA as of the date of this Agreement as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Definitions.

As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a) of the Code that files a consolidated return for United States federal Income Tax purposes.

[1]	NTD: Amendment Date to be date of closing of the Pivotal transaction.

“After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Agreement” has the meaning set forth in the preamble hereto.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein VMware or one or more VMware Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Dell Technologies or one or more Dell Technologies Affiliates.

“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein VMware or one or more VMware Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Dell Technologies or one or more Dell Technologies Affiliates.

“Controlling Party” has the meaning set forth in Section 8.01 of this Agreement.

“Deconsolidation Event” means, with respect to VMware and each VMware Affiliate, any event or transaction that causes VMware and/or one or more VMware Affiliates to no longer be eligible to join with Dell Technologies or one or more Dell Technologies Affiliates in the filing of a Consolidated Return or a Combined Return; provided that no event or transaction with respect to Pivotal that occurred before the Amendment Date shall be considered a Deconsolidation Event for purposes of this Agreement.

“Dell Affiliated Group” means the Affiliated Group that includes the Dell Technologies Group and the VMware Group.

“Dell Technologies Affiliate” means any corporation or other entity directly or indirectly “controlled” by Dell Technologies where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding VMware or any VMware Affiliate.

“Dell Technologies Business” means all of the businesses and operations conducted by Dell Technologies and Dell Technologies Affiliates, excluding the VMware Business, at any time.

“Dell Technologies Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Dell Technologies is the common parent corporation, and any corporation or other entity which many be, may have been or may become a member of such group from time to time, but excluding any member of the VMware Group.

“Distribution” means any distribution by Dell Technologies or any Dell Technologies Affiliate of its issued and outstanding shares of VMware stock (and securities, if any) that Dell Technologies holds at such time to Dell Technologies shareholders and/or securityholders or the shareholders and/or securityholders of a Dell Technologies Affiliate in a transaction intended to qualify as a distribution under section 355 of the Code.

“Distribution Taxes” means any Taxes imposed on, or increase in Taxes incurred by, Dell Technologies or any Dell Technologies Affiliate, and any Taxes of a Dell Technologies shareholder (or former Dell Technologies shareholder) that are required to be paid or reimbursed by Dell Technologies or any Dell Technologies Affiliate pursuant to a legal determination, provided that Dell Technologies shall have vigorously defended itself in any legal proceeding involving Taxes of a Dell Technologies shareholder, (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of a Distribution to qualify as a tax-free transaction under section 355 of the Code (including any Tax resulting from the application of section 355(d) or section 355(e) of the Code to a Distribution) or corresponding provisions of the laws of any other jurisdictions. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant taxable period (or portion thereof).

“EMC” has the meaning set forth in the preamble hereto.

“EMC Affiliate” means any corporation or other entity directly or indirectly “controlled” by EMC where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding VMware or any VMware Affiliate.

“Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Tax” shall mean any federal, state, local or non-U.S. Tax determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any Taxes imposed in lieu of such a tax. For the avoidance of doubt, the term “Income Tax” includes any franchise tax or any Taxes imposed in lieu of such a tax.

“Income Tax Return” means any Tax Return relating to any Income Tax.

“Independent Accountant” has the meaning set forth in Section 2.04(b) of this Agreement.

“Independent Firm” has the meaning set forth in Section 10.03 of this Agreement.

“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Joint Responsibility Item” means any Tax Item for which the non-Controlling Party’s responsibility under this Agreement could exceed one hundred fifty thousand dollars ($150,000), but not a Sole Responsibility Item.

“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

“Officer’s Certificate” means a letter executed by an officer of Dell Technologies or VMware and provided to Tax Counsel as a condition for the completion of a Tax Opinion or Supplemental Tax Opinion.

“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

“Owed Party” has the meaning set forth in Section 7.05 of this Agreement.

“Payment Period” has the meaning set forth in Section 7.05(e) of this Agreement.

“Pivotal” means Pivotal Software, Inc., a Delaware corporation and its subsidiaries.

“Pivotal Tax Sharing Agreement” means the Tax Sharing Agreement by and among Dell Technologies and its Affiliates, EMC and its Affiliates, and Pivotal dated as of February 8, 2017.

“Post-Closing Period” has the meaning set forth in Section 10.02.

“Post-Deconsolidation Period” means any taxable period beginning after the date of a Deconsolidation Event.

“Pre-Closing Period” has the meaning set forth in Section 10.02.

“Pre-Deconsolidation Period” means any taxable period beginning on or before the date of a Deconsolidation Event.

“Ruling” means (i) any private letter ruling issued by the IRS in connection with a Distribution in response to a request for such a private letter ruling filed by Dell Technologies (or any Dell Technologies Affiliate) prior to the date of a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Ruling Documents” means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of Dell Technologies, its subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to Dell Technologies (or any Dell Technologies Affiliate) in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

“Sole Responsibility Item” means any Tax Item for which the non-Controlling Party has the entire economic liability under this Agreement.

“Supplemental Ruling” means (i) any ruling (other than the Ruling) issued by the IRS in connection with a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Supplemental Ruling Documents” means (i) the request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

“Supplemental Tax Opinion” has the meaning set forth in Section 5.02(c) of this Agreement.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Counsel” means a nationally recognized law firm selected by Dell Technologies to provide a Tax Opinion.

“Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means an opinion issued by Tax Counsel as one of the conditions to completing a Distribution addressing certain United States federal Income Tax consequences of a Distribution under section 355 of the Code.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, net worth, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a “Tax” shall mean any one of such Taxes.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Taxpayer” means any taxpayer and its Affiliated Group or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction of which a taxpayer is a member.

“VMware” has the meaning set forth in the preamble hereto.

“VMware Affiliate” means any corporation or other entity directly or indirectly “controlled” by VMware at the time in question, where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

“VMware Business” means the business and operations conducted by VMware and VMware Affiliates.

“VMware Business Records” has the meaning set forth in Section 10.02(b) of this Agreement.

“VMware Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which VMware will be the common parent corporation immediately after a Deconsolidation Event and including any corporation or other entity which may become a member of such group from time to time.

“VMware Separate Tax Liability” means an amount equal to the Tax liability that VMware and each VMware Affiliate that is included in a Consolidated Return or Combined Return would have incurred if they had filed a consolidated return, combined return (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination), unitary return or a separate return, as the case may be, separate from the members of the Dell Technologies Group, for the relevant Tax period, and such amount shall be computed by Dell Technologies (A) in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, and (iii) past practice, if any, and (B) taking into account any Tax Asset of VMware and any VMware Affiliate that is included in a Consolidated Return or Combined Return attributable to any Tax period beginning on or after January 1, 2007 other than any Tax Assets of Pivotal that arose during a Pre-Closing Period (or portion thereof); provided, however, that, although the VMware Separate Tax Liability is to be computed on a hypothetical basis as if VMware and each VMware Affiliate were separate from the members of the Dell Technologies Group, the fact that VMware or any VMware Affiliate is included in a Consolidated Return or a Combined Return and the effect that such inclusion has on the calculation of any Tax Item, shall nevertheless be taken into account for purposes of computing the VMware Separate Tax Liability (for example, for purposes of calculating its R&D credit, VMware shall be entitled to its allocable share of the consolidated R&D credit of the Dell Technologies Group); provided, further, that the VMware Separate Tax Liability shall not exceed for any relevant Tax period the amount of the Tax liability VMware would have incurred had the VMware Group not been a member of the Dell Affiliated Group for such period. For the avoidance of doubt, the VMware Separate Tax Liability shall be computed for the relevant Tax period without regard to whether or not VMware or any VMware Affiliate would be able, on a hypothetical basis separate from the members of the Dell Technologies Group, to utilize in an earlier or later Tax period a Tax Asset resulting from such computation.

Section 2. Preparation and Filing of Tax Returns.

2.01 Dell Technologies’ Responsibility. Subject to the other applicable provisions of this Agreement, Dell Technologies shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Consolidated Returns and all Combined Returns for any taxable period;

(b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Dell Technologies and/or any Dell Technologies Affiliate for any taxable period; and

(c) all Non-Income Tax Returns with respect to Dell Technologies, any Dell Technologies Affiliate, or the Dell Technologies Business or any part thereof for any taxable period.

2.02 VMware’s Responsibility. Subject to the other applicable provisions of this Agreement, VMware shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to VMware and/or any VMware Affiliate that are required to be filed (taking into account any extension of time which has been requested or received); and

(b) all Non-Income Tax Returns with respect to VMware, any VMware Affiliate, or the VMware Business or any part thereof for any taxable period.

2.03 Agent. Subject to the other applicable provisions of this Agreement, VMware hereby irrevocably designates, and agrees to cause each VMware Affiliate to so designate, Dell Technologies as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Dell Technologies, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

2.04 Manner of Tax Return Preparation.

(a) Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Tax Opinion, (3) any Supplemental Tax Opinion, (4) any Ruling, and (5) any Supplemental Ruling. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

(b) Dell Technologies shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01 of this Agreement, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by Dell Technologies, any Dell Technologies Affiliate, VMware, and/or any VMware Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare and/or review such Tax Returns; provided, however, that Dell Technologies shall consult with VMware prior to changing any method of accounting if such action would solely impact VMware or VMware Affiliates. In the case of any Consolidated Return or Combined Return that reports a VMware Separate Tax Liability in excess of five million dollars ($5,000,000), Dell Technologies shall provide to VMware a pro forma draft of the portion of such Tax Return that reflects the VMware Separate Tax Liability and a statement showing in reasonable detail Dell Technologies’ calculation of the VMware Separate Tax Liability (including copies of all worksheets and other materials used in preparation thereof) at least twenty-one (21) days prior to the due date (with applicable extensions) for the filing of such Tax Return for VMware’s review and comment. VMware shall provide its comments to Dell Technologies at least ten (10) days prior to the due date (with applicable extensions) for the filing of such Tax Return. In the case of a dispute regarding the reporting of any Tax Item on such Tax Return or the requesting of a change of method of accounting which would solely impact VMware or VMware Affiliates, which the parties cannot resolve, Dell Technologies and VMware shall jointly retain a nationally recognized accounting firm that is mutually agreed upon by Dell Technologies and VMware (the “Independent Accountant”) to determine whether the proposed reporting of Dell Technologies or VMware is more appropriate. If Dell Technologies and VMware are unable to agree, the Independent Accountant shall be Deloitte Tax LLP. The relevant Tax Item shall be reported in the manner that the Independent Accountant determines is more appropriate, and such determination shall be final and binding on Dell Technologies and VMware. If VMware has not provided its comments on the pro forma draft of the portion of the Tax Return, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (with applicable extension) for the filing of any Tax Return, Dell Technologies shall file such Tax Return reporting all Tax Items in the manner as originally set forth on the pro forma draft of the portion of the Tax Return provided to VMware; provided, however, that Dell Technologies agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined by the Independent Accountant, and any other Tax Item as agreed upon by Dell Technologies and VMware. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by Dell Technologies and VMware, except that if the Independent Accountant determines that the proposed reporting of the disputed Tax Item(s) submitted to the Independent Accountant for its determination by a party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such party.

(c) Information. VMware shall timely provide, in accordance with Dell Technologies’ internal tax return calendar, which will be provided to VMware on a rolling one-year schedule, all information necessary for Dell Technologies to prepare all Tax Returns and compute all estimated Tax payments (for purposes of Section 7.01 of this Agreement). If VMware does not meet these deadlines, the Section 2.04(b) notice period to VMware shall be waived.

Section 3. Liability for Taxes.

3.01 VMware’s Liability for Taxes. VMware and each VMware Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by VMware, any VMware Affiliate, or the VMware Business with respect to such Taxes:

(a) all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement to the extent that such Taxes are related to (i) the VMware Separate Tax Liability, or (ii) the VMware Business, for any taxable period;

(b) all Taxes with respect to Tax Returns described in Section 2.02 of this Agreement; and

(c) all Taxes imposed by any Taxing Authority with respect to the VMware Business, VMware or any VMware Affiliate (other than in connection with the required filing of a Tax Return described in Sections 2.01(a) or 2.02 of this Agreement) for any taxable period.

3.02 Dell Technologies’ Liability for Taxes. Dell Technologies shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Dell Technologies, any Dell Technologies Affiliate, or the Dell Technologies Business with respect to such Taxes:

(a) except as provided in Section 3.01(a) of this Agreement, all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement;

(b) all Taxes with respect to Tax Returns described in Sections 2.01(b) or 2.01(c) of this Agreement; and

(c) all Taxes imposed by any Taxing Authority with respect to Dell Technologies, any Dell Technologies Affiliate, or the Dell Technologies Business (other than in connection with the required filing of a Tax Return described in Section 2.01 of this Agreement) for any taxable period.

3.03 Taxes, Refunds and Credits. Notwithstanding Sections 3.01 and 3.02 of this Agreement, (i) Dell Technologies shall be liable for all Taxes incurred by any person with respect to the Dell Technologies Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes, and (ii) VMware and each VMware Affiliate shall be jointly and severally liable for all Taxes incurred by any person with respect to the VMware Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall be construed to require compensation, by payment, credit, offset or otherwise, by Dell Technologies (or any Dell Technologies Affiliate) to VMware (or any VMware Affiliate) for any loss, deduction, credit or other Tax attribute arising in connection with, or related to, VMware, any VMware Affiliate, or the VMware Business, that is shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.01 of this Agreement; provided, however, that in the event that the VMware Separate Tax Liability with respect to a particular taxable period is less than zero, Dell Technologies shall pay to VMware an amount equal to the Tax Benefit that the Dell Technologies Group recognizes as a result of the VMware Separate Tax Liability being less than zero for such taxable period.

3.04 Payment of Tax Liability. If one party is liable or responsible for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsible for filing, or with respect to Taxes that are paid by another party, then the liable or responsible party shall pay the Taxes (or a reimbursement of such Taxes) to the other party pursuant to Section 7.05 of this Agreement.

3.05 Computation. Dell Technologies shall provide VMware with a written calculation in reasonable detail (including, upon reasonable request, copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any VMware Separate Tax Liability or estimated VMware Separate Tax Liability (for purposes of Section 7.01 of this Agreement) and any Taxes related to the VMware Business. VMware shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 10.03 of this Agreement; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any VMware Separate Tax Liability or estimated VMware Separate Tax Liability be paid later than the date provided in Section 7 of this Agreement.

Section 3A. Section 965 Toll Charge.

Notwithstanding anything to the contrary in this Agreement, VMware’s liability for amounts pursuant to Section 965 of the Code shall be solely governed by the Section 965 Letter Agreement dated April 1, 2019. Any Tax of Pivotal arising in connection with Section 965 shall be deemed to be attributable to a Pre-Closing Period for purposes of this Agreement.

Section 4. Deconsolidation Events.

4.01 Tax Allocations. Although neither party has any plan or intent to effectuate any transaction that would constitute a Deconsolidation Event, the parties have set forth how certain Tax matters with respect to a Deconsolidation Event would be handled in the event that, as a result of changed circumstances, a transaction that constitutes a Deconsolidation Event is pursued at some future time.

(a) Allocation of Tax Items. In the case of a Deconsolidation Event, all Tax computations for (1) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation Event and (2) the immediately following taxable period of VMware or any VMware Affiliate, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by Dell Technologies, taking into account all reasonable suggestions made by VMware with respect thereto.

(b) Allocation of Tax Assets. In the case of a Deconsolidation Event, Dell Technologies and VMware shall cooperate in determining the allocation of any Tax Assets among Dell Technologies, each Dell Technologies Affiliate, VMware, and each VMware Affiliate. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that is required under Section 3 of this Agreement to bear the liability for the Tax associated with such Tax Asset, or in the case where no party is required hereunder to bear such liability, the party that incurred the cost or burden associated with the creation of such Tax Asset. For the avoidance of doubt, no Tax Asset taken into account for VMware’s benefit in determining the VMware Separate Tax Liability for any relevant period prior to a Deconsolidation Event shall again be allocated to VMware upon a Deconsolidation Event.

4.02 Carrybacks.

(a) In General. In the case of a Deconsolidation Event, Dell Technologies agrees to pay to VMware the Tax Benefit from the use in any Pre-Deconsolidation Period of a carryback of any Tax Asset of the VMware Group from a Post-Deconsolidation Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by Dell Technologies or any Dell Technologies Affiliate). If subsequent to the payment by Dell Technologies to VMware of the Tax Benefit of a carryback of a Tax Asset of the VMware Group, there shall be a Final Determination which results in a decrease (1) to the amount of the Tax Asset so carried back or (2) to the amount of such Tax Benefit, VMware shall repay to Dell Technologies any amount which would not have been payable to VMware pursuant to this Section 4.02(a) had the amount of the benefit been determined in light of these events. Nothing in this Section 4.02(a) shall require Dell Technologies to file an amended Tax Return or claim for refund of Income Taxes; provided, however, that Dell Technologies shall use its reasonable efforts to use any carryback of a Tax Asset of the VMware Group that is carried back under this Section 4.02(a).

(b) Net Operating Losses. In the case of a Deconsolidation Event, notwithstanding any other provision of this Agreement, VMware hereby expressly agrees to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or non-U.S. Tax law, including section 1.1502-21T(b)(3) of the Treasury Regulations) to relinquish any right to carryback net operating losses to any Pre-Deconsolidation Periods of Dell Technologies (in which event no payment shall be due from Dell Technologies to VMware in respect of such net operating losses).

4.03 Continuing Covenants.

(a) Generally. Each of Dell Technologies (for itself and each Dell Technologies Affiliate) and VMware (for itself and each VMware Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

(b) Actions with Respect to Pivotal. Each of Dell Technologies (for itself and each Dell Technologies Affiliate) and VMware (for itself and each VMware Affiliate) agrees not to take, and to cause Pivotal (and its affiliates) not to take, any of the following actions without the prior written consent of Dell Technologies: (i) the liquidation or deemed liquidation of

Pivotal for U.S. federal income tax purposes, (ii) the transfer by Pivotal or its subsidiaries of any material amount of assets outside the ordinary course of business, (iii) the merger of Pivotal or any subsidiary of Pivotal into any other entity, or (iv) the sale, transfer or other disposition of equity interests in Pivotal; provided, that (x) VMware shall not be required to seek Dell Technologies’ consent for any such action if VMware determines in good faith that the risk such action would cause VMware to cease to be a member of the Dell Affiliated Group is de minimis and (y) if VMware is required to seek Dell Technologies’ consent, Dell Technologies may not withhold such consent unless Dell Technologies determines, in its good faith sole discretion that such action could reasonably be expected to cause VMware to cease to be a member of the Dell Affiliated Group. VMware shall keep Dell Technologies reasonably informed in advance of any non-de minimis action described in clauses (i)-(iv) of this Section 4.03(b).

Section 5. Distribution Taxes.

5.01 Liability for Distribution Taxes. Although neither party has any plan or intent to effectuate a Distribution, the parties have set forth how certain Tax matters with respect to a Distribution would be handled in the event that, as a result of changed circumstances, a Distribution is pursued at some future time.

(a) Dell Technologies’ Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, Dell Technologies and each Dell Technologies Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by Dell Technologies (or any Dell Technologies Affiliate) inconsistent with any information, covenant, representation, or material related to Dell Technologies, any Dell Technologies Affiliate, or the Dell Technologies Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Dell Technologies (or any Dell Technologies Affiliate) of liability under this Agreement);

(ii) any action or omission by Dell Technologies (or any Dell Technologies Affiliate), including a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by Dell Technologies (or any Dell Technologies Affiliate) following a Distribution;

(iii) any acquisition of any stock or assets of Dell Technologies (or any Dell Technologies Affiliate) by one or more other persons (other than VMware or a VMware Affiliate) prior to or following a Distribution; or

(iv) any issuance of stock by Dell Technologies (or any Dell Technologies Affiliate), or change in ownership of stock in Dell Technologies (or any Dell Technologies Affiliate).

(b) VMware’s Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, VMware and each VMware Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by VMware (or any VMware Affiliate) after a Distribution at any time, that is inconsistent with any information, covenant, representation, or material related to VMware, any VMware Affiliate, or the VMware Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by VMware (or any VMware Affiliate) to Dell Technologies (or any Dell Technologies Affiliate) of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve VMware (or any VMware Affiliate) of liability under this Agreement);

(ii) any action or omission by VMware (or any VMware Affiliate) after the date of a Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the date of a Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of VMware (or any VMware Affiliate), stock buyback or payment of an extraordinary dividend;

(iii) any acquisition of any stock or assets of VMware (or any VMware Affiliate) by one or more other persons (other than Dell Technologies or any Dell Technologies Affiliate) prior to or following a Distribution; or

(iv) any issuance of stock by VMware (or any VMware Affiliate) after a Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in VMware (or any VMware Affiliate) after a Distribution.

(c) Joint Liability for Remaining Distribution Taxes. Dell Technologies shall be liable for fifty percent (50%) and VMware and each VMware Affiliate shall be jointly and severally liable for fifty percent (50%), of any Distribution Taxes not otherwise allocated by Sections 5.01(a) or (b) of this Agreement.

5.02 Continuing Covenants.

(a) VMware Restrictions. VMware agrees that, so long as a Distribution could, in the reasonable discretion of Dell Technologies, be effectuated, VMware will not knowingly take or fail to take, or permit any VMware Affiliate to knowingly take or fail to take, any action that could reasonably be expected to preclude Dell Technologies’ ability to effectuate a Distribution. In the event of a Distribution, VMware agrees that (1) it will take, or cause any VMware Affiliate to take, any action reasonably requested by Dell Technologies in order to enable Dell Technologies to effectuate a Distribution and (2) it will not take or fail to take, or permit any VMware Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information, covenant, representation, or material that relates to facts or matters related to VMware (or any VMware Affiliate) or within the control of VMware and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (except where such information, covenant, representation, or material was not previously disclosed to VMware) other than as permitted by Section 5.02(c) of this Agreement. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, VMware agrees that it will not take (and it will cause the VMware Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under section 355 of the Code.

(b) Dell Technologies Restrictions. In the event of a Distribution, Dell Technologies agrees that it will not take or fail to take, or permit any Dell Technologies Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Dell Technologies (or any Dell Technologies Affiliate) or within the control of Dell Technologies and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, Dell Technologies agrees that it will not take (and it will cause the Dell Technologies Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under section 355 of the Code.

(c) Certain VMware Actions Following a Distribution. In the event of a Distribution, VMware agrees that, during the two (2) year period following a Distribution, without first obtaining, at VMware’s own expense, either a supplemental opinion from Tax Counsel that such action will not result in Distribution Taxes (a “Supplemental Tax Opinion”) or a Supplemental Ruling that such action will not result in Distribution Taxes, unless in any such case Dell Technologies and VMware agree otherwise, VMware shall not (1) sell all or substantially all of the assets of VMware or any VMware Affiliate, (2) merge VMware or any VMware Affiliate with another entity, without regard to which party is the surviving entity, (3) transfer any assets of VMware in a transaction described in section 351 (other than a transfer to a corporation which files a Consolidated Return with VMware and which is wholly-owned, directly or indirectly, by VMware) or subparagraph (C) or (D) of section 368(a)(1) of the Code, (4) issue stock of VMware or any VMware Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering, or (5) facilitate or otherwise participate in any acquisition of stock in VMware that would result in any shareholder owning five percent (5%) or more of the outstanding stock of VMware. VMware (or any VMware Affiliate) shall only undertake any of such actions after Dell Technologies’ receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by Dell Technologies. The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 5.02(c), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

(d) Notice of Specified Transactions. Not later than twenty (20) days prior to entering into any oral or written contract or agreement, and not later than five (5) days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention), regarding any of the transactions described in paragraph (c), VMware shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to Dell Technologies.

(e) VMware Cooperation. VMware agrees that, at the request of Dell Technologies, VMware shall cooperate fully with Dell Technologies to take any action necessary or reasonably helpful to effectuate a Distribution, including seeking to obtain, as expeditiously as possible, a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling (including any (i) power of attorney, (ii) Officer’s Certificate, (iii) Ruling Documents, (iv) Supplemental Ruling Documents, and/or (v) reasonably requested written representations confirming that (a) VMware has read the Officer’s Certificate, Ruling Documents, and/or Supplemental Ruling Documents and (b) all information and representations, if any, relating to VMware, any VMware Affiliate or the VMware Business contained therein are true, correct and complete in all material respects).

(f) Earnings and Profits. Dell Technologies will advise VMware in writing of the decrease in Dell Technologies earnings and profits or the earnings and profits of a Dell Technologies Affiliate attributable to a Distribution under section 312(h) of the Code on or before the first anniversary of a Distribution; provided, however, that Dell Technologies shall provide VMware with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by VMware.

Section 6. Indemnification.

6.01 In General. Dell Technologies and each member of the Dell Technologies Group shall jointly and severally indemnify VMware, each VMware Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Dell Technologies or any Dell Technologies Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Dell Technologies, any Dell Technologies Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. VMware and each member of the VMware Group shall jointly and severally indemnify Dell Technologies, each Dell Technologies Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which VMware or any VMware Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of VMware, any VMware Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

6.02 Inaccurate or Incomplete Information. Dell Technologies and each member of the Dell Technologies Group shall jointly and severally indemnify VMware, each VMware Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the failure of Dell Technologies or any Dell Technologies Affiliate in supplying VMware or any VMware Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. VMware and each member of the VMware Group shall jointly and severally indemnify Dell Technologies, each Dell Technologies Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of VMware or any VMware Affiliate in supplying Dell Technologies or any Dell Technologies Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

6.03 No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of Dell Technologies, any Dell Technologies Affiliate, VMware or any VMware Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

Section 7. Payments.

7.01 Estimated Tax Payments. Not later than three (3) days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, VMware shall pay to Dell Technologies on behalf of the VMware Group an amount equal to the amount of any estimated VMware Separate Tax Liability that VMware otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date. If the VMware Separate Tax Liability for such taxable period is less than zero, then Dell Technologies shall pay to VMware an amount equal to the Tax Benefit that the Dell Technologies Group anticipates it will recognize for the entire year as a result of the VMware Separate Tax Liability being less than zero for such taxable period. Not later than seven (7) days prior to each such Estimated Tax Installment Date, Dell Technologies shall provide VMware with a written notice setting forth the amount payable by VMware in respect of such estimated VMware Separate Tax Liability and a calculation of such amount.

7.02 True-Up Payments. Not later than ten (10) business days after receipt of any VMware Separate Tax Liability computation pursuant to Section 3.05 of this Agreement, VMware shall pay to Dell Technologies, or Dell Technologies shall pay to VMware, as appropriate, an amount equal to the difference, if any, between the (i) VMware Separate Tax Liability and (ii) the amount equal to (A) the aggregate amount paid by VMware to Dell Technologies with respect to such period under Section 7.01 of this Agreement minus (B) the aggregate amounts paid by Dell Technologies to VMware with respect to such period under Section 7.01 of this Agreement.

7.03 Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Distribution Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the VMware Separate Tax Liability, Dell Technologies shall prepare a revised pro forma Tax Return in accordance with Section 2.04(b) of this Agreement for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. VMware shall pay to Dell Technologies, or Dell Technologies shall pay to VMware, as appropriate, an amount equal to the difference, if any, between the VMware Separate Tax Liability reflected on such revised pro forma Tax Return and the VMware Separate Tax liability for such period as originally computed pursuant to this Agreement.

7.04 Payments of Refunds, Credits and Reimbursements. If one party receives a refund or credit of any Tax to which the other party is entitled pursuant to Section 3.03 of this Agreement, the party receiving such refund or credit shall pay to the other party the amount of such refund or credit pursuant to Section 7.05 of this Agreement. If one party pays a Tax with respect to which the other party is liable of responsible pursuant to Sections 3.01 through 3.03 of this Agreement, then the liable or responsible party shall pay to the other party the amount of such Tax pursuant to Section 7.05 of this Agreement.

7.05 Payments Under This Agreement. In the event that one party is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 7.05.

(a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Treatment of Payments. Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party pursuant to this Agreement (other than (i) payments for the VMware Separate Tax Liability for any Post-Deconsolidation Period, (ii) payments of interest pursuant to Section 7.05(e) of this Agreement, and (iii) payments of After Tax Amounts pursuant to Section 7.05(d) of this Agreement) shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Deconsolidation Event and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c) Prompt Performance. All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.05(e) of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.05(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment. VMware’s liability for any and all payments of the VMware Separate Tax Liability for any Post-Deconsolidation Period shall be increased by the After Tax Amount with respect to such payment and decreased by the corresponding Tax Benefit, if any, attributable to such VMware Separate Tax Liability.

(e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

Section 8. Tax Proceedings.

8.01 In General. Except as otherwise provided in this Agreement, (i) with respect to Tax Returns described in Section 2.01 of this Agreement, Dell Technologies and (ii) with respect to Tax Returns described in Section 2.02 of this Agreement, VMware (in either case, the “Controlling Party”), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Dell Technologies, any Dell Technologies Affiliate, VMware, and/or any VMware Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Controlling Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Controlling Party.

8.02 Participation of non-Controlling Party. Except as otherwise provided in Section 8.04 of this Agreement, the non-Controlling Party shall have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party and the non-Controlling Party shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Controlling Party by at least one hundred fifty thousand dollars ($150,000) without obtaining such non-Controlling Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed if failure to consent would adversely affect the Controlling Party.

8.03 Notice. Within ten (10) business days after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 10.15 of this Agreement to the contrary, if a party to this Agreement fails to provide the other party notice as required by this Section 8.03, and the failure results in a detriment to the other party then any amount which the other party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

8.04 Control of Distribution Tax Proceedings. In the event of a Distribution, Dell Technologies shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Dell Technologies, any Dell Technologies Affiliate, VMware, and/or any VMware Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that Dell Technologies shall not settle any such audit with respect to Distribution Taxes with a Taxing Authority that would reasonably be expected to result in a material Tax cost to VMware or any VMware Affiliate, without the prior consent of VMware, which consent shall not be unreasonably withheld, conditioned or delayed. Dell Technologies’ rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided, however, that to the extent that VMware is obligated to bear at least fifty percent (50%) of the liability for any Distribution Taxes under Section 5.01 of this Agreement, Dell Technologies and VMware shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment. VMware may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement that might arise in such Audit and can demonstrate to the reasonable satisfaction of Dell Technologies that it can satisfy its liability for any such Distribution Taxes. If VMware is unable to demonstrate to the reasonable satisfaction of Dell Technologies that it will be able to satisfy its liability for such Distribution Taxes, but acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement, VMware and Dell Technologies shall have joint control over the Audit.

Section 9. Stock Options and Restricted Stock.

9.01 In General.

(a) The parties hereto agree that, so long as VMware continues to be a member of the Consolidated Group of which Dell Technologies is the common parent, Dell Technologies shall be entitled to any Tax Benefit arising by reason of (i) exercises of Options to purchase shares of Dell Technologies stock and (ii) the lapse of any restrictions with respect to shares of Dell Technologies stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code). The parties hereto agree (i) to report all Tax deductions with respect to exercises of Options to purchase shares of Dell Technologies stock and the lapse of any restrictions with respect to shares of Dell Technologies stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code) consistently with this Section 9.01(a), to the extent permitted by the Tax law, and (ii) that such Tax deductions shall not be considered Tax deductions of VMware or any VMware Affiliate for purposes of computing the VMware Separate Tax Liability.

(b) The parties hereto agree that, once VMware ceases to be a member of the Consolidated Group of which Dell Technologies is the common parent, so long as Dell Technologies and/or any Dell Technologies Affiliate own shares of VMware stock possessing at least twenty percent (20%) of the total voting power of all of the issued and outstanding shares of VMware stock, VMware shall pay the amount of the Tax Benefit arising by reason of (i) exercises of Options to purchase shares of Dell Technologies stock and (ii) the lapse of any restrictions with respect to shares of Dell Technologies stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code) to Dell Technologies.

(c) The parties hereto agree that, once the shares of VMware stock owned by Dell Technologies and any Dell Technologies Affiliates possess less than twenty percent (20%) of the total voting power of all of the issued and outstanding shares of VMware stock, then upon the exercise of any Option to purchase shares of Dell Technologies stock by any VMware Group employee of former employee, VMware shall pay to Dell Technologies an amount equal to the excess of (i) the fair market value of such shares of Dell Technologies stock issued, over (ii) the strike price paid by the VMware Group employee of former employee with respect thereto.

9.02 Notices, Withholding, Reporting. Dell Technologies shall promptly notify VMware of any event giving rise to income to any VMware Group employees or former employees in connection with exercises of Options to purchase shares of Dell Technologies stock or the lapse of any restrictions with respect to shares of Dell Technologies stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code). If required by the Tax law, VMware shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.

9.03 Adjustments. If VMware or any VMware Affiliate as a result of a Final Determination or any settlement or compromise with any Taxing Authority receives any Tax Benefit to which Dell Technologies is entitled under Section 9.01 of this Agreement, VMware shall pay the amount of such Tax Benefit to Dell Technologies. If Dell Technologies or any Dell Technologies Affiliate as a result of a Final Determination or any settlement or compromise with any Taxing Authority receives any Tax Benefit to which VMware is entitled under Section 9.01 of this Agreement, Dell Technologies shall pay the amount of such Tax Benefit to VMware.

Section 10. Miscellaneous Provisions.

10.01 Effectiveness. This Agreement shall become effective upon execution by the parties hereto.

10.02 Other Tax Sharing Agreements.

(a) Previous Tax Sharing Agreements. Notwithstanding anything to the contrary contained herein (other than the first sentence of Section 10.02(b)), (i) the Prior TSA shall continue in full force and effect with respect to taxable periods ending prior to and including the Effective Time, (ii) the First Amended and Restated TSA shall continue in full force and effect with respect to taxable periods (or portions thereof) ending after the Effective Time and on or before the Amendment Date (“Pre-Closing Periods”) and (iii) this Agreement shall be effective with respect to taxable periods (or portions thereof) beginning after the Amendment Date (“Post-Closing Periods”).

(b) Pivotal Tax Sharing Agreement. Except as otherwise provided in this Agreement, the provisions of the Pivotal Tax Sharing Agreement shall survive and remain in effect with respect to Pre-Closing Periods; provided that in the event of any conflict between the Pivotal Tax Sharing Agreements, on the one hand, and the Prior TSA, the First Amended and Restated TSA, or this Agreement (as applicable), on the other, the provisions of the Prior TSA, the First Amended and Restated TSA, or this Agreement (as applicable) shall control, and, for the avoidance of doubt:

(i) If any Taxes of Pivotal attributable to a Pre-Closing Period (or portion thereof) during which Pivotal was consolidated with Dell Technologies for U.S. federal income tax purposes are paid in a Post-Closing Period, Dell Technologies shall not require Pivotal to make a payment under the Pivotal Tax Sharing Agreement in respect of such Taxes.

(ii) If any Taxes of Pivotal attributable to a Pre-Closing Period (or portion thereof) during which Pivotal was not consolidated with Dell Technologies for U.S. federal income tax purposes are paid in a Post-Closing Period, Dell Technologies shall pay Pivotal an amount (in cash) sufficient to put Pivotal in the same position it would have been in had no such Tax been paid.

(iii) Neither Pivotal nor VMware shall be required to make any payment to Dell Technologies in respect of Pivotal Tax Assets that Pivotal is able to use to reduce its Tax liability with respect to a Post-Closing Period during which Pivotal is not consolidated with VMware for U.S. federal income tax purposes.

(iv) With respect to any Post-Closing Period during which Pivotal is consolidated with VMware for U.S. federal income tax purposes, the taxable income of Pivotal will be included in, and certain Tax Assets of Pivotal will be excluded from, the calculation of VMware Separate Tax Liability, in each case as provided in (and subject to) the definition of VMware Separate Tax Liability.

(v) With respect to any Pre-Closing Periods of Pivotal, Dell Technologies shall control Tax Returns and Audits pursuant to Section 2 and Section 8.01 of this Agreement as if Pivotal were a Dell Technologies Affiliate for all such periods.

(vi) Notwithstanding anything in this Agreement to the contrary, there shall be no duplication of payments with respect to Taxes or Tax benefits under this Agreement, the First Amended and Restated TSA and the Pivotal Tax Sharing Agreement.

10.03 Cooperation and Exchange of Information.

(a) Cooperation. VMware and Dell Technologies shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any tax proceeding, or the filing of a Tax Return or refund claim by a member of the Dell Technologies Group or the VMware Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii) the use of the party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Retention of Records. Any party that is in possession of documentation of Dell Technologies (or any Dell Technologies Affiliate) or VMware (or any VMware Affiliate) relating to the VMware Business, including books, records, Tax Returns and all supporting schedules and information relating thereto (the “VMware Business Records”) shall retain such VMware Business Records for a period of seven (7) years following the Effective Time. Thereafter, any party wishing to dispose of VMware Business Records in its possession (after the expiration of the applicable statute of limitations), shall provide written notice to the other party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

10.04 Dispute Resolution. In the event that Dell Technologies and VMware disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, Dell Technologies and VMware shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, Dell Technologies and VMware shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by Dell Technologies and VMware, except that if the Independent Firm determines that the position advanced by either party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Firm shall be borne by such party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 10.03 shall not be applicable to any disagreement between the parties relating to Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the parties.

10.05 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of ten (10) business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Dell Technologies or any Dell Technologies Affiliate, to the Vice President of Corporate Tax of Dell Technologies, with a copy to the General Counsel of Dell Technologies, at:

Dell Technologies Inc.

One Dell Way, RR1-33

Round Rock, Texas 78682

Attn: Richard Rothberg, General Counsel

If to VMware or any VMware Affiliate, to Vice President of Corporate Tax of VMware, with a copy to the General Counsel of VMware, at:

VMware, Inc.

3401 Hillview Avenue

Palo Alto, California 94304

Attention: Legal Department

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other documents is to be delivered.

10.06 Changes in Law.

(a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

10.07 Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 10.06. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

10.08 Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

10.09 Affiliates. Dell Technologies shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Dell Technologies Affiliate, and VMware shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any VMware Affiliate; provided, however, that, if it is contemplated that a Dell Technologies Affiliate may cease to be a Dell Technologies Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Dell Technologies Group to the shareholders of Dell Technologies, then (a) VMware shall execute a release of such Dell Technologies Affiliate from its obligations under this Agreement effective as of such transfer provided that Dell Technologies shall have confirmed in writing its obligations and the obligations of its remaining Dell Technologies Affiliates with respect to their own obligations and the obligations of the departing Dell Technologies Affiliate and that such departing Dell Technologies Affiliate shall have executed a release of any rights it may have against VMware or any VMware Affiliate by reason of this Agreement, or (b) Dell Technologies shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear one hundred percent (100%) of the liability for the obligations of Dell Technologies and each Dell Technologies Affiliate (including the departing Dell Technologies Affiliate) under this Agreement. If at any time VMware shall, directly or indirectly, obtain beneficial ownership of more than fifty percent (50%) of the total combined voting power of any other entity, VMware shall cause such entity to become a party to this Agreement by executing together with Dell Technologies an agreement in substantially the same form as set forth in Schedule 10.09 and such entity shall have all rights and obligations of an VMware Affiliate under this Agreement.

10.10 Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

10.11 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between Dell Technologies (or any Dell Technologies Affiliate) and VMware (or any VMware Affiliate) and such prior tax sharing agreements shall have no further force and effect. If, and to the extent, the provisions of this Agreement conflict with any agreement entered into in connection with a Distribution or another Deconsolidation Event, the provisions of this Agreement shall control.

10.12 Applicable Law; Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES THAT THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND ALL DISPUTES, CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OF LAW RULES, (ii) TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, (iii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY’S AGENT IN THE STATE OF DELAWARE FOR ACCEPTANCE OF LEGAL PROCESS AND (iv) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (iii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10.14 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

10.15 No Third Party Beneficiaries. This Agreement is solely for the benefit of Dell Technologies, the Dell Technologies Affiliates, VMware and the VMware Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

10.16 Waivers, Etc. No failure or delay on the part of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

10.17 Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

10.18 Other Remedies. VMware recognizes that any failure by it or any VMware Affiliate to comply with its obligations under Section 5 of this Agreement would, in the event of a Distribution, result in Distribution Taxes that would cause irreparable harm to Dell Technologies, Dell Technologies Affiliates, and their stockholders. Accordingly, Dell Technologies shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Dell Technologies is entitled at law or in equity.

10.19 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

10.20 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

10.21 Interpretations. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

DELL TECHNOLOGIES INC.
on behalf of itself and each of the Dell Technologies Affiliates

By:
Name:	[•]
Title:	[•]

EMC CORPORATION
on behalf of itself and each of the EMC Affiliates

By:
Name:	[•]
Title:	[•]

VMWARE, INC.
on behalf of itself and each of the VMware Affiliates

By:
Name:	[•]
Title:	[•]

[Signature Page to Tax Sharing Agreement]

WHEREAS, VMware, a Delaware corporation (“VMware”), owns, directly or indirectly, [all/more than fifty percent (50%)] of the outstanding stock or interests in the undersigned;

WHEREAS, the undersigned is not a party to that certain Amended and Restated Tax Sharing Agreement, dated as of [____________], 2016, by and among Dell Technologies, each Dell Technologies Affiliate, VMware and each VMware Affiliate (as defined therein) (the “Agreement”); and

WHEREAS, the undersigned, Dell Technologies and VMware desire to have the undersigned become a party to the Agreement and to have all rights and obligations of a party to the Agreement.

NOW, THEREFORE, in consideration of mutual obligations and undertakings contained in the Agreement, the parties agree that the undersigned shall become a party to the Agreement and shall have all rights and obligations of a party to the Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement on the dates accompanying their respective signatures, but effective as of ______________.

DELL TECHNOLOGIES INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

VMWARE, INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

[NAME]

By: _____________________________
Name: ___________________________
Title: ____________________________